EXHIBIT 21


              PRINCIPAL SUBSIDIARIES OF REGISTRANT


(ALL INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA, UNLESS
OTHERWISE STATED)



Deltona Broadcasting Company, Inc.
Deltona Construction Company, Inc.
Deltona Corporation Realty Company (1)
Deltona Land & Investment Corp.
DLIC, Inc.(3)
Deltona-Marco Properties, II, Inc.
Deltona Marketing Corporation
Deltona's Florida Communities, Inc. (a New York Corporation) (2)
Deltona Marketing of Illinois, Inc. (an Illinois Corporation) (2)
Deltona Marketing of Michigan ( a Michigan Corporation) (2)
Five Points Title Services Co., Inc.
Three Seasons Corporation













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     (1)  Subsidiary of Three Seasons Corporation.

     (2)  Subsidiary of Deltona Marketing Corporation.

     (3)  Subsidiary of Deltona Land & Investment Corp.